Exhibit 99.1

EFI

NEWS FROM EQUIFIN, INC.

FOR IMMEDIATE RELEASE

EQUIFIN SELLS FACTORING COMPANY
AND
CLARIFIES SEC REPORTING STATUS

SPRING LAKE, NEW JERSEY, March 9, 2005 –EquiFin, Inc. (OTC BB:EQUI) (the “Company”) today announced that it has sold Equinox Factors, its factoring company, to Coast Capital Partners.  The transaction will allow the Company to discontinue unprofitable operations that could have an adverse effect on the Company in the future, and will relieve the Company of all ongoing obligations associated with Equinox Factors.  Coast Capital Partners is an enterprise owned by Walter Craig, EquiFin’s President.

Prior to this sale to Coast Capital, EquiFin had over two dozen factoring companies contacted to solicit offers for the purchase of Equinox and/or its portfolio.  The offer from Coast Capital represented the only offer of purchase to date.  Coast Capital has agreed to transfer the stock of Equinox Factors back to the Company if a sale of Equinox Factors, or its assets, can be made to an unaffiliated party on terms deemed more advantageous than those provided by Coast.  Coast has also agreed in any transfer back to the Company to include any net proceeds realized from the Equinox portfolio, after deduction of costs of operation associated with the portfolio.  EquiFin will, until April 15, 2005 continue to entertain offers to purchase Equinox Factors, or its portfolio from unaffiliated enterprises, at which time the Company’s right to reacquire Equinox Factors will expire.  If anyone is interested in greater detail related to this transaction, the Company will have on file with the Securities and Exchange Commission a Form 8-K related to this transaction.

Given the Company’s current lack of ongoing business activities and lack of any material stockholder equity, combined with management’s interest in reducing expenses and conserving assets for the benefit of its creditors, the Company has determined that it will not currently file the periodic public reports required by the Securities Exchange Act of 1934.  EquiFin will, until further notice, provide information that it deems material about the Company through periodic press releases.

Any questions relating to this release or the Company’s activities or Equinox Factors should be directed to Walter Craig at (732) 282-1411.